[LOEB + LOEB LLP LETTERHEAD] 345 Park Avenue New York, NY 10154	Exhibit 5.1

December 7, 2007

China Bio Energy Holding Group Co., Ltd.
(f/k/a International Imaging Systems, Inc.)
Dongxin Century Square, 7th Floor
High-Tech Development District
Xi'an, Shaanxi Province, PRC 710043

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to China Bio Energy Holding Group Co., Ltd. (f/k/a International Imaging Systems, Inc.), a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the resale of an aggregate of 2,848,769 shares (the "Shares") of the common stock, par value $.0001 per share, of the Company by the selling stockholders named therein.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP